Exhibit T3B.2

LOYENS & LOEFF

BORR/TJOM/5168105/40076664
#27903286
Execution copy

STATUTENWIJZIGING
(*Amdipharm B.V.*)

Op veertien augustus tweeduizend achttien is voor mij, mr. Linda Anne Elisa Thonen, hierna te noemen: "notaris", als waarnemer van mr. Rudolf van Bork, notaris met plaats van vestiging Amsterdam, verschenen: ——————————

mevrouw Melissa Nicole Tjokrodimedjo, geboren te Paramaribo, Suriname op tweeëntwintig augustus negentienhonderd drieëntachtig, met kantooradres Fred. Roeskestraat 100, 1076 ED Amsterdam. ——————————

De comparant heeft het volgende verklaard: ——————————

de algemene vergadering van **Amdipharm B.V.**, een besloten vennootschap met beperkte aansprakelijkheid, statutair gevestigd te Amsterdam en met adres: Strawinskylaan 3127, 1077 ZX Amsterdam, ingeschreven in het handelsregister onder nummer 24341987 (**vennootschap**), heeft op veertien augustus tweeduizend achttien besloten de statuten van de vennootschap te wijzigen en geheel opnieuw vast te stellen, alsmede om de comparant te machtigen deze akte te doen passeren. Van deze besluitvorming blijkt uit een aandeelhoudersbesluit, welke in kopie aan deze akte zal worden gehecht (***Bijlage***). ——————————

De statuten van de vennootschap zijn laatstelijk gewijzigd bij akte op zeventien juni tweeduizend zestien, verleden voor een waarnemer van mr. R.J.M. van Heeswijk, notaris met plaats van vestiging Rotterdam. ——————————

Ter uitvoering van voormeld besluit tot statutenwijziging worden de statuten van de vennootschap hierbij gewijzigd en geheel opnieuw vastgesteld als volgt. ——————————

STATUTEN:

1 Begripsbepalingen

1.1 In deze statuten wordt verstaan onder:

aandeel: een aandeel in het kapitaal van de vennootschap;

aandeelhouder: een houder van één (1) of meer aandelen;

algemene vergadering: de algemene vergadering van de vennootschap;

belet: belet als bedoeld in artikel 2:244 lid 4 van het Burgerlijk Wetboek, waaronder begrepen de situatie dat de betreffende persoon schriftelijk heeft aangegeven dat sprake is van belet gedurende een bepaalde periode;

certificaat: een certificaat van een aandeel;

directie: het bestuur van de vennootschap;

gegadigden: heeft de betekenis zoals daaraan toegekend in artikel 9.5;

schriftelijk: bij brief, telefax, e-mail, of door een op andere wijze langs elektronische weg toegezonden leesbaar en reproduceerbaar bericht, mits de identiteit van de verzender met afdoende zekerheid kan worden vastgesteld;

vennootschapsorgaan: de directie of de algemene vergadering;

vergadergerechtigde: een aandeelhouder, een houder van één (1) of meer certificaten waaraan vergaderrecht is verbonden, en een vruchtgebruiker of pandhouder aan wie het stemrecht op één (1) of meer aandelen of vergaderrecht toekomt;

vergaderrecht: het recht om, in persoon of bij schriftelijk gevolmachtigde, de algemene vergadering bij te wonen en daar het woord te voeren, en de overige rechten die de wet toekent aan houders van certificaten van aandelen waaraan vergaderrecht is verbonden;

verzoeker: heeft de betekenis zoals daaraan toegekend in artikel 9.3.

1.2 Verwijzingen naar artikelen verwijzen naar artikelen van deze statuten, tenzij het tegendeel blijkt.

2 Naam en zetel

2.1 De naam van de vennootschap is:

Amdipharm B.V.

2.2 De vennootschap is gevestigd te Amsterdam.

3 Doel

De vennootschap heeft ten doel:

(a) het oprichten van, het op enigerlei wijze deelnemen in, het besturen van en het toezicht houden op ondernemingen en vennootschappen;

(b) het financieren van ondernemingen en vennootschappen;

(c) het lenen, uitlenen en bijeenbrengen van gelden daaronder begrepen, het uitgeven van obligaties, schuldbrieven of andere waardepapieren, alsmede het aangaan van daarmee samenhangende overeenkomsten;

(d) het verstrekken van adviezen en het verlenen van diensten aan ondernemingen en vennootschappen waarmee de vennootschap in een groep is verbonden en aan derden;

(e) het verstrekken van garanties, het verbinden van de vennootschap en het bezwaren van activa van de vennootschap voor verplichtingen van de vennootschap, groepsmaatschappijen en/of derden;

STATUTEN:

1 Begripsbepalingen

1.1 In deze statuten wordt verstaan onder:

aandeel: een aandeel in het kapitaal van de vennootschap;

aandeelhouder: een houder van één (1) of meer aandelen;

algemene vergadering: de algemene vergadering van de vennootschap;

belet: belet als bedoeld in artikel 2:244 lid 4 van het Burgerlijk Wetboek, waaronder begrepen de situatie dat de betreffende persoon schriftelijk heeft aangegeven dat sprake is van belet gedurende een bepaalde periode;

certificaat: een certificaat van een aandeel;

directie: het bestuur van de vennootschap;

gegadigden: heeft de betekenis zoals daaraan toegekend in artikel 9.5;

schriftelijk: bij brief, telefax, e-mail, of door een op andere wijze langs elektronische weg toegezonden leesbaar en reproduceerbaar bericht, mits de identiteit van de verzender met afdoende zekerheid kan worden vastgesteld;

vennootschapsorgaan: de directie of de algemene vergadering;

vergadergerechtigde: een aandeelhouder, een houder van één (1) of meer certificaten waaraan vergaderrecht is verbonden, en een vruchtgebruiker of pandhouder aan wie het stemrecht op één (1) of meer aandelen of vergaderrecht toekomt;

vergaderrecht: het recht om, in persoon of bij schriftelijk gevolmachtigde, de algemene vergadering bij te wonen en daar het woord te voeren, en de overige rechten die de wet toekent aan houders van certificaten van aandelen waaraan vergaderrecht is verbonden;

verzoeker: heeft de betekenis zoals daaraan toegekend in artikel 9.3.

1.2 Verwijzingen naar artikelen verwijzen naar artikelen van deze statuten, tenzij het tegendeel blijkt.

2 Naam en zetel

2.1 De naam van de vennootschap is:

Amdipharm B.V.

2.2 De vennootschap is gevestigd te Amsterdam.

3 Doel

De vennootschap heeft ten doel:

(a) het oprichten van, het op enigerlei wijze deelnemen in, het besturen van en het toezicht houden op ondernemingen en vennootschappen;

(b) het financieren van ondernemingen en vennootschappen;

(c) het lenen, uitlenen en bijeenbrengen van gelden daaronder begrepen, het uitgeven van obligaties, schuldbrieven of andere waardepapieren, alsmede het aangaan van daarmee samenhangende overeenkomsten;

(d) het verstrekken van adviezen en het verlenen van diensten aan ondernemingen en vennootschappen waarmee de vennootschap in een groep is verbonden en aan derden;

(e) het verstrekken van garanties, het verbinden van de vennootschap en het bezwaren van activa van de vennootschap voor verplichtingen van de vennootschap, groepsmaatschappijen en/of derden;

waarbij de betrokkenen partij zijn. ——

8.2 Behoudens in het geval dat de vennootschap zelf bij de rechtshandeling partij is, kunnen de aan een aandeel verbonden rechten eerst worden uitgeoefend nadat de vennootschap de rechtshandeling heeft erkend of de akte aan haar is betekend, overeenkomstig hetgeen in de wet is bepaald. ——

9 Blokkeringsregeling (goedkeuring algemene vergadering) ——

9.1 Een overdracht van één (1) of meer aandelen kan slechts plaatsvinden met inachtneming van hetgeen hierna in dit artikel 9 is bepaald, tenzij (i) alle aandeelhouders schriftelijk goedkeuring voor de voorgenomen overdracht hebben verleend, welke goedkeuring alsdan voor een periode van drie (3) maanden geldig is, of (ii) de desbetreffende aandeelhouder krachtens de wet tot overdracht van zijn aandelen aan een eerdere aandeelhouder verplicht is of (iii) het betreft verkrijging van volgestorte eigen aandelen of (iv) het betreft een overdracht van aandelen in het kader van een uitwinning van een pandrecht als bedoeld in artikel 9.2. ——

9.2 De bepalingen van dit artikel zijn niet van toepassing op een overdracht van aandelen in het kader van een uitwinning van een pandrecht op aandelen door een pandhouder, in welk geval tevens de wettelijke regeling als bedoeld in artikel 2:195 van het Burgerlijk Wetboek buiten toepassing zal blijven en de aandelen aldus vrijelijk kunnen worden overgedragen in het kader van een uitwinning van een pandrecht op aandelen. ——

9.3 Een aandeelhouder die één (1) of meer aandelen wenst over te dragen (**verzoeker**) behoeft daarvoor de goedkeuring van de algemene vergadering. Het verzoek om goedkeuring wordt gedaan door middel van een kennisgeving gericht aan de directie, onder opgave van het aantal aandelen dat de verzoeker wenst over te dragen en de persoon of personen aan wie hij die aandelen wenst over te dragen. De directie is verplicht om ter behandeling van het verzoek tot goedkeuring een algemene vergadering bijeen te roepen en te doen houden binnen zes (6) weken na ontvangst van het verzoek. Bij de oproeping tot de vergadering wordt de inhoud van het verzoek vermeld. ——

9.4 Indien de algemene vergadering de gevraagde goedkeuring verleent, mag de verzoeker tot drie (3) maanden nadien de desbetreffende aandelen, en niet slechts een deel daarvan, vrijelijk overdragen aan de persoon of personen die daartoe in het verzoek om goedkeuring waren genoemd. ——

9.5 Indien: ——

(a) door de algemene vergadering omtrent het verzoek tot goedkeuring geen besluit is genomen binnen zes (6) weken nadat het verzoek door de directie is ontvangen; of ——

(b) de gevraagde goedkeuring is geweigerd zonder dat de algemene vergadering gelijktijdig met de weigering aan de verzoeker opgave doet van één (1) of meer personen die bereid zijn al de aandelen waarop het verzoek tot goedkeuring betrekking heeft tegen contante betaling te kopen (**gegadigden**), ——

wordt de gevraagde goedkeuring geacht te zijn verleend en wel, in het onder (a) bedoelde geval, op de laatste dag van de daarin genoemde termijn van zes

(6) weken.

9.6 De aandelen waarop het verzoek tot goedkeuring betrekking heeft, kunnen door de gegadigden worden gekocht tegen een prijs, die wordt vastgesteld door de verzoeker en de gegadigden in onderling overleg of door één (1) of meer door hen gezamenlijk aan te wijzen deskundigen. Indien zij over de prijs of de deskundige(n) geen overeenstemming bereiken, wordt de prijs vastgesteld door drie (3) onafhankelijke deskundigen, van wie één (1) aan te wijzen door de verzoeker, één (1) door de gegadigde(n) en de derde door de aldus benoemde deskundigen tezamen. De aangewezen deskundigen zijn gerechtigd tot inzage van alle boeken en bescheiden van de vennootschap en tot het verkrijgen van alle inlichtingen waarvan kennisneming voor hun prijsvaststelling dienstig is.

9.7 Binnen één (1) maand na vaststelling van de prijs dienen de gegadigden aan de directie op te geven hoeveel van de aandelen waarop het verzoek betrekking heeft zij wensen te kopen; een gegadigde van wie deze opgave niet binnen genoemde termijn is ontvangen, wordt niet langer als gegadigde aangemerkt. Na de opgave als bedoeld in de vorige volzin kan een gegadigde zich slechts terugtrekken met goedkeuring van de andere gegadigden.

9.8 De verzoeker is bevoegd zich terug te trekken tot een maand na de dag waarop hem bekend wordt aan welke gegadigde of gegadigden hij al de aandelen waarop het verzoek tot goedkeuring betrekking had, kan verkopen en tegen welke prijs. De verzoeker is verplicht binnen twee (2) weken na afloop van die termijn mee te werken aan de levering van de aandelen. Indien de verzoeker zich niet tijdig terugtrekt, en zijn verplichting tot overdracht niet binnen de gestelde termijn nakomt, is de vennootschap onherroepelijk gemachtigd die aandelen aan de gegadigde of gegadigden te leveren. Indien de directie daartoe overgaat, geeft zij daarvan onverwijld kennis aan de desbetreffende aandeelhouder. Indien de vennootschap de levering tot stand brengt, is de vennootschap namens de rechthebbende bevoegd tot inning van de koopprijs, onder de verplichting deze zo spoedig mogelijk doch uiterlijk tien (10) werkdagen na ontvangst van het door de rechthebbende opgegeven rekeningnummer aan de rechthebbende door te betalen, na aftrek van de voor diens rekening komende kosten.

9.9 Alle kennisgevingen en opgaven als bedoeld in dit artikel 9 dienen te worden gedaan bij aangetekende brief of tegen ontvangstbewijs. De oproeping tot de algemene vergadering geschiedt overeenkomstig hetgeen in deze statuten is bepaald.

9.10 Alle kosten die zijn verbonden aan de benoeming van deskundigen en hun prijsvaststelling komen ten laste van:

(a) de verzoeker, indien deze zich terugtrekt;

(b) de verzoeker voor de helft en de kopers voor de andere helft, indien de aandelen door gegadigden zijn gekocht, met dien verstande dat iedere koper in de kosten bijdraagt in verhouding tot het aantal door hem gekochte aandelen;

(c) de vennootschap in niet onder (a) of (b) genoemde gevallen.

9.11 De voorgaande leden van dit artikel 9 zijn van overeenkomstige toepassing ten aanzien van rechten tot het nemen van aandelen en voorkeursrechten. ———

10 Pandrecht en vruchtgebruik ———

10.1 Het bepaalde in artikel 8 is van overeenkomstige toepassing op de vestiging van een pandrecht op aandelen en op de vestiging of levering van een vruchtgebruik op aandelen. ———

10.2 Het stemrecht op een aandeel kan aan de vruchtgebruiker of pandhouder worden toegekend met goedkeuring van de algemene vergadering en voorts met inachtneming van hetgeen in de wet is bepaald. ———

10.3 De pandhouder of vruchtgebruiker met stemrecht op aandelen heeft tevens vergaderrecht. Vergaderrecht kan aan de vruchtgebruiker of pandhouder zonder stemrecht worden toegekend met goedkeuring van de algemene vergadering en voorts met inachtneming van hetgeen in de wet is bepaald. ———

11 Certificaten ———

11.1 De algemene vergadering is bevoegd tot het verbinden van vergaderrecht aan certificaten. De algemene vergadering is voorts bevoegd het vergaderrecht aan certificaten te ontnemen, mits deze bevoegdheid bij de toekenning van het vergaderrecht is voorbehouden, of met instemming van de betrokken houder(s) van de certificaten. ———

11.2 Voor de levering van een certificaat is vereist een daartoe bestemde akte waarbij de betrokkenen partij zijn. ———

11.3 Behoudens in het geval dat de vennootschap zelf bij de rechtshandeling partij is, kan het aan een certificaat verbonden vergaderrecht eerst worden uitgeoefend nadat de vennootschap de rechtshandeling heeft erkend of de akte aan haar is betekend, overeenkomstig hetgeen in de wet is bepaald. ———

12 Directeuren ———

12.1 De directie bestaat uit één (1) of meer directeuren A en één (1) of meer directeuren B. Het aantal directeuren zal door de algemene vergadering worden bepaald. Zowel natuurlijke personen als rechtspersonen kunnen directeur zijn. ———

12.2 Directeuren worden benoemd door de algemene vergadering. Bij de benoeming zal de algemene vergadering de titel van directeur A of directeur B aan een directeur toekennen. ———

12.3 Iedere directeur kan te allen tijde door de algemene vergadering worden geschorst en ontslagen. ———

12.4 De bevoegdheid tot vaststelling van een bezoldiging en verdere arbeidsvoorwaarden voor directeuren komt toe aan de algemene vergadering. ———

13 Taak en besluitvorming directie ———

13.1 De directie is belast met het besturen van de vennootschap. Bij de vervulling van hun taak richten de directeuren zich naar het belang van de vennootschap en de met haar verbonden onderneming. ———

13.2 Alle besluiten van de directie worden genomen met meer dan de helft van de uitgebrachte stemmen in een vergadering waarin ten minste één (1) directeur A en één (1) directeur B aanwezig of vertegenwoordigd zijn. Voormeld quorum vindt geen toepassing indien alle directeuren van een bepaalde soort vanwege een persoonlijk belang als bedoeld in artikel 13.7 zijn uitgesloten van deelname

aan de beraadslaging en besluitvorming.

13.3 In de directie heeft iedere directeur ten minste één (1) stem. Indien in een vergadering het aantal aanwezige of vertegenwoordigde stemgerechtigde directeuren A en B ongelijk is, heeft iedere stemgerechtigde directeur A het recht op het uitbrengen van evenveel stemmen als er stemgerechtigde directeuren B aanwezig of vertegenwoordigd zijn en omgekeerd.

13.4 Bij staking van stemmen beslist de algemene vergadering.

13.5 Besluiten van de directie kunnen ook buiten vergadering worden genomen, schriftelijk of op andere wijze, mits het desbetreffende voorstel aan alle in functie zijnde directeuren is voorgelegd en geen van hen zich tegen deze wijze van besluitvorming verzet.

13.6 De directie kan nadere regels vaststellen omtrent de besluitvorming en werkwijze van de directie. In dat kader kan de directie onder meer bepalen met welke taak iedere directeur meer in het bijzonder zal zijn belast. De algemene vergadering kan bepalen dat deze regels en taakverdeling schriftelijk moeten worden vastgelegd en deze regels en taakverdeling aan haar goedkeuring onderwerpen.

13.7 Een directeur neemt niet deel aan de beraadslaging en besluitvorming, indien hij daarbij een direct of indirect persoonlijk belang heeft dat tegenstrijdig is met het belang van de vennootschap en de met haar verbonden onderneming. De vorige volzin vindt geen toepassing wanneer ten aanzien van alle directeuren sprake is van een dergelijk persoonlijk belang. In dat geval behoudt de directie haar bevoegdheid, onverminderd het bepaalde in artikel 14.2.

14 Goedkeuring directiebesluiten

14.1 De algemene vergadering is bevoegd besluiten van de directie aan haar goedkeuring te onderwerpen. Deze besluiten dienen duidelijk te worden omschreven en schriftelijk aan de directie te worden meegedeeld.

14.2 Een besluit van de directie tot het verrichten van een rechtshandeling ten aanzien waarvan één (1) of meer van de directeuren een direct of indirect persoonlijk belang hebben dat tegenstrijdig is met het belang van de vennootschap en de met haar verbonden onderneming, is onderworpen aan de goedkeuring van de algemene vergadering.

14.3 De directie kan de rechtshandelingen als bedoeld in artikel 2:204 van het Burgerlijk Wetboek verrichten zonder voorafgaande goedkeuring van de algemene vergadering.

14.4 Het ontbreken van goedkeuring van de algemene vergadering voor een besluit als bedoeld in dit artikel 14 tast de vertegenwoordigingsbevoegdheid van de directie of directeuren niet aan.

15 Vertegenwoordiging

15.1 De directie is bevoegd de vennootschap te vertegenwoordigen. De bevoegdheid tot vertegenwoordiging komt mede toe aan een directeur A en een directeur B, gezamenlijk handelend.

15.2 De directie kan functionarissen met algemene of beperkte vertegenwoordigingsbevoegdheid aanstellen. Ieder van hen vertegenwoordigt de vennootschap met inachtneming van de begrenzing aan zijn bevoegdheid gesteld. De

titulatuur van deze functionarissen wordt door de directie bepaald. Deze functionarissen kunnen worden ingeschreven in het handelsregister, met vermelding van de omvang van hun vertegenwoordigingsbevoegdheid. ——————

16 Ontstentenis of belet directeur ——————

16.1 In geval van ontstentenis of belet van een directeur zijn de overblijvende directeuren tijdelijk met het besturen van de vennootschap belast, mits nog ten aanzien van ten minste één (1) directeur A en één (1) directeur B geen sprake is van ontstentenis of belet. ——————

16.2 In geval van ontstentenis of belet van alle directeuren van een bepaalde soort, is de persoon die daartoe door de algemene vergadering wordt aangewezen, tezamen met de directeur of directeuren van de andere soort tijdelijk met het besturen van de vennootschap belast. ——————

16.3 In geval van ontstentenis of belet van alle directeuren, wordt de vennootschap tijdelijk bestuurd door één (1) of meer personen die daartoe door de algemene vergadering worden aangewezen. ——————

17 Boekjaar en jaarrekening ——————

17.1 Het boekjaar van de vennootschap valt samen met het kalenderjaar. ——————

17.2 Jaarlijks binnen vijf (5) maanden na afloop van het boekjaar, behoudens verlenging van deze termijn met ten hoogste vijf (5) maanden door de algemene vergadering op grond van bijzondere omstandigheden, maakt de directie een jaarrekening op en legt deze voor de aandeelhouders ter inzage ten kantore van de vennootschap. ——————

17.3 Binnen deze termijn legt de directie ook het bestuursverslag ter inzage voor de aandeelhouders. ——————

17.4 De jaarrekening bestaat uit een balans, een winst- en verliesrekening en een toelichting. ——————

17.5 De jaarrekening wordt ondertekend door de directeuren. Ontbreekt de ondertekening van één (1) of meer van hen, dan wordt daarvan onder opgave van reden melding gemaakt. ——————

17.6 De vennootschap kan, en indien daartoe wettelijk verplicht, zal, aan een accountant opdracht verlenen tot onderzoek van de jaarrekening. Tot het verlenen van de opdracht is de algemene vergadering bevoegd. ——————

17.7 De algemene vergadering stelt de jaarrekening vast. Ondertekening van de jaarrekening door de directeuren geldt niet tevens als vaststelling door de algemene vergadering, ook niet indien alle aandeelhouders tevens directeur zijn.

17.8 De algemene vergadering kan volledige of beperkte decharge verlenen aan de directeuren voor het gevoerde bestuur. ——————

17.9 De voorgaande leden van dit artikel 17 zijn van toepassing, tenzij artikel 2:395a, artikel 2:396 of artikel 2:403 van het Burgerlijk Wetboek voor de vennootschap geldt en daarin anders is bepaald. ——————

18 Winst en uitkeringen ——————

18.1 De algemene vergadering is bevoegd tot bestemming van de winst die door vaststelling van de jaarrekening is bepaald. Indien de algemene vergadering niet voorafgaand aan of uiterlijk direct na het besluit tot vaststelling van de jaarrekening een besluit neemt tot bestemming van de winst, zal de winst worden

gereserveerd.

18.2 De algemene vergadering is bevoegd tot vaststelling van uitkeringen. Indien de vennootschap reserves krachtens de wet moet aanhouden, geldt deze bevoegdheid uitsluitend voor zover het eigen vermogen groter is dan die reserves. Een besluit van de algemene vergadering dat strekt tot uitkering heeft geen gevolgen zolang de directie geen goedkeuring heeft verleend. De directie mag deze goedkeuring slechts weigeren indien zij weet of redelijkerwijs behoort te voorzien dat de vennootschap na de uitkering niet zal kunnen blijven voortgaan met het betalen van haar opeisbare schulden.

19 Algemene vergadering

19.1 Tijdens ieder boekjaar wordt ten minste één (1) algemene vergadering, de jaarvergadering, gehouden of wordt ten minste eenmaal overeenkomstig artikel 25 besloten.

19.2 Andere algemene vergaderingen worden gehouden zo dikwijls de directie dat nodig acht.

19.3 Eén of meer vergadergerechtigden die alleen of gezamenlijk ten minste één honderdste (1/100e) gedeelte van het geplaatste kapitaal van de vennootschap vertegenwoordigen, kunnen aan de directie schriftelijk en onder nauwkeurige opgave van de te behandelen onderwerpen het verzoek richten een algemene vergadering bijeen te roepen. Indien de directie niet de nodige maatregelen heeft getroffen, opdat de vergadering binnen vier (4) weken na ontvangst van het verzoek kan worden gehouden, zijn de verzoekers zelf tot bijeenroeping bevoegd.

20 Oproeping en plaats

20.1 Algemene vergaderingen worden bijeengeroepen door de directie. Voorts kunnen algemene vergaderingen bijeengeroepen worden door personen met stemrechten op aandelen, tezamen vertegenwoordigende ten minste de helft van het geplaatste kapitaal van de vennootschap.

20.2 De oproeping geschiedt niet later dan op de achtste dag voor die van de vergadering.

20.3 Bij de oproeping worden de te behandelen onderwerpen vermeld.

20.4 Een onderwerp, waarvan de behandeling niet later dan dertig (30) dagen vóór de dag van de vergadering schriftelijk is verzocht door één (1) of meer vergadergerechtigden die alleen of gezamenlijk ten minste één honderdste (1/100e) gedeelte van het geplaatste kapitaal van de vennootschap vertegenwoordigen, wordt opgenomen in de oproeping of op dezelfde wijze als de overige onderwerpen aangekondigd, mits geen zwaarwichtig belang van de vennootschap zich daartegen verzet.

20.5 De oproeping geschiedt door middel van oproepingsbrieven gericht aan de adressen van de vergadergerechtigden, zoals deze zijn vermeld in het register bedoeld in artikel 5. Een vergadergerechtigde kan tevens worden opgeroepen tot de vergadering door een langs elektronische weg toegezonden leesbaar en reproduceerbaar bericht aan het adres dat door hem voor dit doel aan de vennootschap bekend is gemaakt.

20.6 Algemene vergaderingen worden gehouden in de gemeente waar de vennoot-

schap volgens deze statuten gevestigd is dan wel in Schiphol (Haarlemmermeer). Algemene vergaderingen kunnen ook elders worden gehouden, mits alle vergadergerechtigden hebben ingestemd met de plaats van de vergadering en de directeuren voorafgaand aan de besluitvorming in de gelegenheid zijn gesteld om advies uit te brengen. ——

21 Toegang en vergaderrecht ——

21.1 Iedere vergadergerechtigde is bevoegd de algemene vergaderingen bij te wonen, daarin het woord te voeren en, voor zover hem het stemrecht toekomt, het stemrecht uit te oefenen. Vergadergerechtigden kunnen zich ter vergadering doen vertegenwoordigen door een schriftelijk gevolmachtigde. ——

21.2 Iedere vergadergerechtigde of zijn vertegenwoordiger die ter vergadering aanwezig is, moet de presentielijst tekenen. De voorzitter van de vergadering kan bepalen dat de presentielijst ook moet worden getekend door andere personen die ter vergadering aanwezig zijn. ——

21.3 De directeuren hebben als zodanig in de algemene vergaderingen een raadgevende stem. ——

21.4 Omtrent toelating van andere personen tot de vergadering beslist de voorzitter van de vergadering. ——

22 Voorzitter en notulist ——

22.1 De voorzitter van een algemene vergadering wordt aangewezen door de ter vergadering aanwezige stemgerechtigden, met meer dan de helft van de uitgebrachte stemmen. Tot het moment waarop dat is gebeurd, treedt een directeur als voorzitter op, dan wel, indien geen directeur ter vergadering aanwezig is, de in leeftijd oudste ter vergadering aanwezige persoon. ——

22.2 De voorzitter van de vergadering wijst voor de vergadering een notulist aan. ——

23 Notulen en aantekening van aandeelhoudersbesluiten ——

23.1 Van het verhandelde in een algemene vergadering worden notulen gehouden door de notulist van de vergadering. De notulen worden vastgesteld door de voorzitter en de notulist van de vergadering en ten blijke daarvan door hen ondertekend. ——

23.2 De directie maakt aantekening van alle door de algemene vergadering genomen besluiten. Indien de directie niet ter vergadering is vertegenwoordigd, wordt door of namens de voorzitter van de vergadering een afschrift van de genomen besluiten zo spoedig mogelijk na de vergadering aan de directie verstrekt. De aantekeningen liggen ten kantore van de vennootschap ter inzage van de vergadergerechtigden. Aan ieder van hen wordt desgevraagd een afschrift van of uittreksel uit de aantekeningen verstrekt. ——

24 Besluitvorming ——

24.1 Elk aandeel geeft recht op één (1) stem. ——

24.2 Voor zover de wet of deze statuten geen grotere meerderheid voorschrijven, worden alle besluiten van de algemene vergadering genomen met meer dan de helft van de uitgebrachte stemmen. ——

24.3 Staken de stemmen, dan is het voorstel verworpen. ——

24.4 Indien de door de wet of deze statuten gegeven voorschriften voor het oproepen en houden van algemene vergaderingen niet in acht zijn genomen, kunnen

ter vergadering alleen geldige besluiten door de algemene vergadering worden genomen, indien alle vergadergerechtigden ermee hebben ingestemd dat besluitvorming plaatsvindt en de directeuren voorafgaand aan de besluitvorming in de gelegenheid zijn gesteld advies uit te brengen.

24.5 Voor aandelen die toebehoren aan de vennootschap of een dochtermaatschappij en voor aandelen waarvan de vennootschap of een dochtermaatschappij de certificaten houdt, kan in de algemene vergadering geen stem worden uitgebracht. Pandhouders en vruchtgebruikers van aandelen die aan de vennootschap of een dochtermaatschappij toebehoren, zijn evenwel niet van het stemrecht uitgesloten, indien het pandrecht of vruchtgebruik was gevestigd voordat het aandeel aan de vennootschap of die dochtermaatschappij toebehoorde. De vennootschap of een dochtermaatschappij kan geen stem uitbrengen voor een aandeel waarop zij een pandrecht of een recht van vruchtgebruik heeft.

25 Besluitvorming buiten vergadering

25.1 Besluitvorming van aandeelhouders kan op andere wijze dan in een vergadering geschieden, mits alle vergadergerechtigden schriftelijk met deze wijze van besluitvorming hebben ingestemd. De stemmen worden schriftelijk uitgebracht. De directeuren worden voorafgaand aan de besluitvorming in de gelegenheid gesteld om advies uit te brengen.

25.2 Voor de toepassing van artikel 25.1 wordt aan het vereiste van schriftelijkheid van de stemmen tevens voldaan indien het besluit onder vermelding van de wijze waarop ieder stemt schriftelijk of elektronisch is vastgelegd en door alle vergadergerechtigden is ondertekend.

25.3 De directie maakt zodra zij van het besluit kennis heeft genomen, daarvan aantekening en voegt deze bij de aantekeningen bedoeld in artikel 23.2.

26 Statutenwijziging

De algemene vergadering is bevoegd deze statuten te wijzigen. Wanneer in een algemene vergadering een voorstel tot statutenwijziging wordt gedaan, moet zulks steeds bij de oproeping tot de vergadering worden vermeld. Tegelijkertijd moet een afschrift van het voorstel, waarin de voorgedragen wijziging woordelijk is opgenomen, ten kantore van de vennootschap ter inzage worden gelegd voor de vergadergerechtigden tot de afloop van de vergadering.

27 Ontbinding en vereffening

27.1 De vennootschap kan worden ontbonden door een daartoe strekkend besluit van de algemene vergadering. Wanneer in een algemene vergadering een voorstel tot ontbinding van de vennootschap wordt gedaan, moet dat bij de oproeping tot de vergadering worden vermeld.

27.2 In geval van ontbinding van de vennootschap krachtens besluit van de algemene vergadering worden de directeuren vereffenaars van het vermogen van de ontbonden vennootschap. De algemene vergadering kan besluiten andere personen tot vereffenaars te benoemen.

27.3 Gedurende de vereffening blijven de bepalingen van deze statuten zo veel mogelijk van kracht.

27.4 Hetgeen na voldoening van de schulden van de ontbonden vennootschap is

overgebleven, wordt overgedragen aan de aandeelhouders, naar evenredigheid van het gezamenlijke nominale bedrag van ieders aandelen. ———

Slot ———

De comparant is mij, notaris, bekend. ———

Deze akte is verleden te Amsterdam op de datum aan het begin van deze akte vermeld. De zakelijke inhoud van deze akte is aan de comparant opgegeven en toegelicht. De comparant heeft verklaard op volledige voorlezing van de akte geen prijs te stellen, tijdig voor het verlijden van de inhoud daarvan te hebben kennisgenomen en met de inhoud in te stemmen. Onmiddellijk na beperkte voorlezing is deze akte eerst door de comparant en daarna door mij, notaris, ondertekend. ———

(W.g.: M.N. Tjokrodimedjo; L.A.E. Thonen).

UITGEGEVEN VOOR AFSCHRIFT

Amsterdam, 14 augustus 2018

LOYENS & LOEFF

BORR/TJOM/5168105/40076664
#27903281
Execution copy

AMENDMENT TO THE ARTICLES OF ASSOCIATION
(*Amdipharm B.V.*)

This fourteenth day of August two thousand eighteen, there appeared before me, Linda Anne Elisa Thonen, hereafter to be called "civil law notary", as deputy of Rudolf van Bork, civil law notary officiating in Amsterdam, the Netherlands:
Melissa Nicole Tjokrodimedjo, born in Paramaribo, Surinam, on the twenty-second day of August nineteen hundred and eighty-three, employed at Fred. Roeskestraat 100, 1076 ED Amsterdam, the Netherlands.
The person appearing declared the following:
on the fourteenth day of August two thousand eighteen the general meeting of **Amdipharm B.V.**, a private limited liability company (*besloten vennootschap met beperkte aansprakelijkheid*), having its official seat (*statutaire zetel*) in Amsterdam, the Netherlands, and its registered office address at , the Netherlands, registered with the Dutch trade register under number 24341987 (**Company**), resolved to amend and completely readopt the articles of association of the Company, as well as to authorise the person appearing to have this deed executed. The adoption of such resolutions is evidenced by the shareholder's resolution, a copy of which shall be attached to this deed (***Annex***).
The articles of association of the Company were last amended by a deed, executed on the seventeenth day of June two thousand and sixteen before a deputy of R.J.M. van Heeswijk, civil law notary officiating in Rotterdam, the Netherlands.
In implementing the aforementioned resolution, the articles of association of the Company are hereby amended and completely readopted as follows.

ARTICLES OF ASSOCIATION:

1 Definitions

1.1 In these articles of association the following words shall have the following meanings:

Company Body: the Management Board or the General Meeting;

Depositary Receipt: a depositary receipt for a Share;

General Meeting: the general meeting of the Company;

Inability: inability (*belet*) as referred to in Section 2:244 paragraph 4 of the Dutch Civil Code, including the event that the relevant person claims inability for a certain period of time in writing;

in writing: by letter, telecopier, e-mail, or by a legible and reproducible message otherwise electronically sent, provided that the identity of the sender can be sufficiently established;

Management Board: the management board of the Company;

Meeting Right: the right to attend the General Meeting and to address the meeting in person or through a representative authorised in writing, and the other rights designated by law to holders of depositary receipts for shares to which meeting right is attached;

Person with Meeting Right: a Shareholder, a holder of one (1) or more Depositary Receipts with Meeting Right and any usufructuary or pledgee with voting rights in respect of one (1) or more Shares or Meeting Right;

Share: a share in the capital of the Company;

Shareholder: a holder of one (1) or more Shares;

Transferees: has the meaning assigned thereto in Article 9.5;

Transferor: has the meaning assigned thereto in Article 9.3.

1.2 References to Articles shall be deemed to refer to articles of these articles of association, unless the contrary is apparent.

2 Name and Official Seat

2.1 The Company's name is:

Amdipharm B.V.

2.2 The official seat of the Company is in Amsterdam, the Netherlands.

3 Objects

The objects of the Company are:

(a) to incorporate, to participate in any way whatsoever in, to manage, to supervise businesses and companies;

(b) to finance businesses and companies;

(c) to borrow, to lend and to raise funds, including the issue of bonds, promissory notes or other securities or evidence of indebtedness as well as to enter into agreements in connection with aforementioned activities;

(d) to render advice and services to businesses and companies with which the Company forms a group and to third parties;

(e) to grant guarantees, to bind the Company and to pledge its assets for obligations of the Company, group companies and/or third parties;

(f) to acquire, alienate, manage and exploit registered property and items of property in general;

(g) to trade in currencies, securities and items of property in general;

(h) to develop and trade in patents, trade marks, licenses, know-how and other intellectual and industrial property rights;

(i) to perform any and all activities of an industrial, financial or commercial nature,

and to do all that is connected therewith or may be conducive thereto, all to be interpreted in the broadest sense.

4 Capital

4.1 The nominal value of each Share equals one euro (EUR 1).

4.2 All Shares shall be registered. No share certificates shall be issued.

5 Register

The Management Board shall keep a register with the names and addresses of all Shareholders, pledgees and usufructuaries, and holders of Depositary Receipts with Meeting Right.

6 Issuance of Shares

6.1 Shares shall be issued pursuant to a resolution of the General Meeting. The General Meeting may transfer this authority to the Management Board and may also revoke such transfer.

6.2 A resolution to issue Shares shall stipulate the issue price and the other conditions.

6.3 Upon issuance of Shares, each Shareholder shall have a right of pre-emption in proportion to the aggregate nominal value of his Shares, subject to the limitations prescribed by law and subject to Article 6.4.

6.4 Prior to each issuance of Shares, the right of pre-emption may be limited or excluded by the Company Body competent to issue such Shares.

6.5 The provisions of this Article 6 shall apply by analogy to the granting of rights to subscribe for Shares, but shall not apply to the issuance of Shares to a person exercising a right to subscribe for Shares previously granted.

6.6 The issue of a Share shall require a notarial deed, to be executed for that purpose before a civil law notary registered in the Netherlands, to which deed those involved in the issuance shall be parties.

6.7 The full nominal value of each Share must be paid in upon issuance.

7 Own Shares and Reduction of the Issued Capital

7.1 Fully paid in Shares or Depositary Receipts shall be acquired pursuant to a resolution of the Management Board, in addition to which a resolution to acquire Shares or Depositary Receipts for a consideration shall be subject to approval of the General Meeting.

7.2 The General Meeting may resolve to reduce the Company's issued capital.

8 Transfer of Shares

8.1 The transfer of a Share shall require a notarial deed, to be executed for that purpose before a civil law notary registered in the Netherlands, to which deed those involved in the transfer shall be parties.

8.2 Unless the Company itself is party to the legal act, the rights attributable to any Share can only be exercised after the Company has acknowledged said transfer or said deed has been served upon it in accordance with the provisions of the law.

9 Blocking Clause (approval General Meeting)

9.1 A transfer of one (1) or more Shares can only be effected with due observance of the provisions set out in this Article 9, unless (i) all Shareholders have approved the contemplated transfer in writing, which approval shall then be valid for a period of three (3) months, or (ii) the Shareholder concerned is obliged by law to transfer his Shares to a former Shareholder or (iii) it concerns the acquiring of fully paid in own Shares or (iv) it concerns a transfer of Shares by means of an enforcement of a right of pledge over Shares as referred to in Article 9.2.

9.2 The provisions of this Article shall not apply in case of enforcement of a right of pledge over Shares by a pledgee. In such case the provisions of Article 2:195 of the Dutch Civil Code shall also not apply, consequently the Shares can be freely transferred in case of enforcement of a right of pledge over Shares.

9.3 A Shareholder wishing to transfer one (1) or more of his Shares (**Transferor**) shall require the approval of the General Meeting for such transfer. The request for approval shall be made by the Transferor by means of a written notification to the Management Board, stating the number of Shares he wishes to transfer and the person or persons to whom the Transferor wishes to transfer such Shares. The Management Board shall be obliged to convene and to hold a General Meeting to discuss the request for approval within six (6) weeks from the date of receipt of the request. The contents of such request shall be stated in the convocation.

9.4 The Transferor may transfer the total number of Shares to which the request relates, and not part thereof, to the person or persons named in the request within a period of three (3) months after the General Meeting granted the approval requested.

9.5 If:

(a) the General Meeting does not adopt a resolution regarding the request for approval within six (6) weeks after the request has been received by the Management Board; or

(b) the approval has been refused without the General Meeting having informed the Transferor, at the same time as the refusal, of one (1) or more transferees that wish to purchase all the Shares to which the request for approval relates for payment in cash (**Transferees**),

the approval requested shall be considered to have been granted, in the event mentioned under (a), on the final day of the six (6) week period mentioned under (a).

9.6 The Shares to which the request for approval relates can be purchased by the Transferees at a price to be mutually agreed between the Transferor and the Transferees or by one (1) or more experts jointly appointed by them. If they do not reach agreement on the price or the expert or experts, as the case may be, the price shall be determined by three (3) independent experts, one (1) to be appointed by the Transferor, one (1) to be appointed by the Transferee or Transferees and the third one (1) to be jointly appointed by the experts thus appointed. The appointed experts shall be authorised to inspect all books and

records of the Company and to obtain all such information as will be useful to them in determining the price.

9.7 Within one (1) month of the price being determined, the Transferees must give notice to the Management Board of the number of Shares to which the request for approval relates they wish to purchase. A Transferee who fails to submit notice within said term shall no longer be regarded as a Transferee. Once the notice mentioned in the preceding sentence has been given, a Transferee can only withdraw with the consent of the other Transferees.

9.8 The Transferor may withdraw within one (1) month after the day of being informed to which Transferee or Transferees all the Shares to which the request for approval relates can be sold and at what price. The Transferor is obliged to cooperate with the transfer of the Shares within two (2) weeks after lapse of that term. If the Transferor does not withdraw timely, and does not meet his obligation to transfer within the said term, the Company shall be irrevocably authorised to transfer the Shares to the Transferee or Transferees. If the Management Board proceeds with such transfer, it shall immediately give notice thereof to the Shareholder concerned. If the Company effectuates the transfer, the Company is entitled to accept the purchase price on behalf of the party entitled thereto, under the obligation to forward the purchase price to such party, after deduction of the expenses chargeable to such party, as soon as possible but at the latest ten (10) business days after receipt of the bank account number designated by such party for this purpose.

9.9 All notifications and notices referred to in this Article 9 shall be made by certified mail or against acknowledgement of receipt. The convocation of the General Meeting shall be made in accordance with the provisions of these articles of association.

9.10 All costs of the appointment of the expert or experts, as the case may be, and their determination of the price, shall be borne by:

(a) the Transferor if he withdraws;

(b) the Transferor for one (1) half and the buyers for the other half, provided that if the Shares are purchased by one (1) or more Transferees, each buyer shall contribute to such costs in proportion to the number of Shares purchased by that buyer;

(c) the Company, in cases not provided for under (a) or (b).

9.11 The preceding provisions of this Article 9 shall apply by analogy to rights to subscribe for Shares and rights of pre-emption.

10 Pledge and Usufruct

10.1 The provisions of Article 8 shall apply by analogy to the pledging of Shares and to the creation or transfer of a usufruct in Shares.

10.2 The voting rights attributable to a Share may be assigned to the pledgee or the usufructuary with the approval of the General Meeting and otherwise with due observance of the provisions of the law.

10.3 Any pledgee or usufructuary with voting rights on Shares shall also have Meeting Right. Meeting Right may also be granted to the pledgee or usufructuary without voting rights on Shares with the approval of the General

Meeting and otherwise with due observance of the provisions of the law.

11 Depositary Receipts

11.1 The General Meeting has the authority to attach Meeting Right to Depositary Receipts. The General Meeting also has the authority to deprive Depositary Receipts of Meeting Right, provided that this authority has been reserved at the time the Meeting Right is attached, or with the consent of the relevant Depositary Receipts holder(s).

11.2 The transfer of a Depositary Receipt shall require a deed for that purpose to which those involved in the transfer shall be parties.

11.3 Unless the Company itself is party to the legal act, the Meeting Right attached to a Depositary Receipt can only be exercised after the Company has acknowledged said transfer or said deed has been served upon it in accordance with the provisions of the law.

12 Management Board Members

12.1 The Management Board shall consist of one (1) or more members A and one (1) or more members B. The number of Management Board members shall be determined by the General Meeting. Both individuals and legal entities can be Management Board members.

12.2 Management Board members are appointed by the General Meeting. Upon appointment, the General Meeting shall designate the title of Management Board member A or Management Board member B to a Management Board member.

12.3 A Management Board member may be suspended or dismissed by the General Meeting at any time.

12.4 The authority to establish a remuneration and other conditions of employment for Management Board members is vested in the General Meeting.

13 Duties and Decision-making of the Management Board

13.1 The Management Board shall be entrusted with the management of the Company. In performing their duties the Management Board members shall act in accordance with the interests of the Company and the enterprise connected with it.

13.2 All resolutions of the Management Board shall be adopted by more than half of the votes cast in a meeting in which at least one (1) Management Board member A and one (1) Management Board member B is present or represented. Aforesaid quorum does not apply if all Management Board members of a certain class are excluded from participation in deliberations and the decision-making process due to a personal conflict of interest as referred to in Article 13.7.

13.3 Each Management Board member may at least cast one (1) vote in the Management Board. If, at a meeting, the number of the present or represented Management Board members A entitled to vote is unequal to the number of the present or represented Management Board members B entitled to vote, each Management Board member A entitled to vote is entitled to cast a number of votes that equals the number of Management Board members B entitled to vote that is present or represented at that meeting and vice versa.

13.4 If there is a tie in voting, the decision shall be referred to the General Meeting.

13.5 Management Board resolutions may be adopted outside of a meeting, in writing or otherwise, provided that the proposal concerned is submitted to all Management Board members then in office and none of them objects to this manner of adopting resolutions.

13.6 The Management Board may establish further rules regarding its decision-making process and working methods. In this context, the Management Board may also determine the duties for which each Management Board member in particular shall be responsible. The General Meeting may decide that such rules and allocation of duties must be put in writing and that such rules and allocation of duties shall be subject to its approval.

13.7 A Management Board member shall not participate in deliberations and the decision-making process in the event of a direct or indirect personal conflict of interest between that Management Board member and the Company and the enterprise connected with it. If there is such a personal conflict of interest in respect of all Management Board members, the preceding sentence does not apply and the Management Board shall maintain its authority, without prejudice to the provisions of Article 14.2.

14 Approval of Management Board Resolutions

14.1 The General Meeting may require Management Board resolutions to be subject to its approval. The Management Board shall be notified in writing of such resolutions, which shall be clearly specified.

14.2 A resolution of the Management Board with respect to a matter involving a direct or indirect personal conflict of interest between one (1) or more Management Board members and the Company and the enterprise connected with it shall be subject to the approval of the General Meeting.

14.3 The Management Board may enter into the legal acts referred to in Section 2:204 of the Dutch Civil Code without the prior approval of the General Meeting.

14.4 The absence of approval by the General Meeting for a resolution as referred to in this Article 14 shall not affect the authority of the Management Board or its members to represent the Company.

15 Representation

15.1 The Company shall be represented by the Management Board. A Management Board member A and a Management Board member B, acting jointly, shall also be authorised to represent the Company.

15.2 The Management Board may appoint officers with general or limited power to represent the Company. Each officer shall be competent to represent the Company, subject to the restrictions imposed on him. The Management Board shall determine each officer's title. Such officers may be registered at the Dutch trade register, indicating the scope of their power to represent the Company.

16 Vacancy or Inability of the Management Board Members

16.1 If a seat on the Management Board is vacant (*ontstentenis*) or upon the Inability of a Management Board member, the remaining Management Board members shall temporarily be entrusted with the management of the Company, provided that at least one (1) Management Board member A and one (1) Management

Board member B are not absent or prevented from performing their duties.

16.2 If all Management Board members of a certain class are absent or prevented from performing their duties, the person designated for that purpose by the General Meeting shall be temporarily entrusted with the management of the Company together with the Management Board members of the other class.

16.3 If all seats on the Management Board are vacant or upon the Inability of all Management Board members, the management of the Company shall be temporarily entrusted to one or more persons designated for that purpose by the General Meeting.

17 Financial Year and Annual Accounts

17.1 The Company's financial year shall be the calendar year.

17.2 Annually, not later than five (5) months after the end of the financial year, unless by reason of special circumstances this period is extended by the General Meeting by not more than five (5) months, the Management Board shall prepare annual accounts and deposit the same for inspection by the Shareholders at the Company's office.

17.3 Within the same period, the Management Board shall also deposit the management report for inspection by the Shareholders.

17.4 The annual accounts shall consist of a balance sheet, a profit and loss account and explanatory notes.

17.5 The annual accounts shall be signed by the Management Board members. If the signature of one (1) or more of them is missing, this shall be stated and reasons for this omission shall be given.

17.6 The Company may, and if the law so requires shall, appoint an accountant to audit the annual accounts. Such appointment shall be made by the General Meeting.

17.7 The General Meeting shall adopt the annual accounts. Signing of the annual accounts by the Management Board members does not constitute as adoption by the General Meeting, not even when each Shareholder is also a Management Board member.

17.8 The General Meeting may grant full or limited discharge to the Management Board members for the management pursued.

17.9 The preceding provisions of this Article 17 shall not apply if Section 2:395a, Section 2:396 or Section 2:403 of the Dutch Civil Code applies to the Company and states otherwise.

18 Profits and Distributions

18.1 The General Meeting has the authority to allocate the profits determined by adoption of the annual accounts. If the General Meeting does not adopt a resolution regarding the allocation of the profits prior to or at the latest immediately after the adoption of the annual accounts, the profits will be reserved.

18.2 The General Meeting has the authority to make distributions. If the Company is required by law to maintain reserves, this authority only applies to the extent that the equity exceeds these reserves. No resolution of the General Meeting to distribute shall have effect without the consent of the Management Board. The

Management Board may withhold such consent only if it knows or reasonably should expect that after the distribution, the Company will be unable to continue the payment of its due debts.

19 General Meeting

19.1 At least one (1) General Meeting, the annual General Meeting, shall be held or at least once a resolution shall be adopted in accordance with Article 25 during each financial year.

19.2 Other General Meetings shall be held as often as the Management Board deems such necessary.

19.3 One or more Persons with Meeting Right representing individually or jointly at least one per cent (1%) of the Company's issued capital may request the Management Board in writing to convene a General Meeting, stating specifically the subjects to be discussed. If the Management Board has not taken the necessary measures so that the meeting can be held within four (4) weeks after receipt of the request, the applicants shall be authorised to convene a meeting themselves.

20 Notice and Venue of Meetings

20.1 Notice of General Meetings shall be given by the Management Board. Notice of General Meetings may also be given by persons to whom voting rights to Shares accrue, representing in the aggregate at least half of the Company's issued capital.

20.2 Notice of the meeting shall be given no later than on the eighth day before the date of the meeting.

20.3 The notice of the meeting shall specify the subjects to be discussed.

20.4 A subject for discussion of which discussion has been requested in writing not later than thirty days before the day of the meeting by one (1) or more Persons with Meeting Right who individually or jointly represent at least one per cent (1%) of the Company's issued capital, shall be included in the notice or shall be notified in the same way as the other subjects for discussion, provided that no important interest (*zwaarwichtig belang*) of the Company dictates otherwise.

20.5 The notice of the meeting shall be sent by letters to the addresses of the Persons with Meeting Right, shown in the register referred to in Article 5. Persons with Meeting Right may be sent notice of the meeting by means of a legible and reproducible message electronically sent to the address stated by them for this purpose to the Company.

20.6 General Meetings are held in the municipality in which, according to these articles of association, the Company has its official seat, or at Schiphol (Haarlemmermeer). General Meetings may also be held elsewhere, provided that all Persons with Meeting Right have consented to the place of the meeting and prior to the decision-making process, the Management Board members have been given the opportunity to render advice.

21 Admittance and Meeting Right

21.1 Each Person with Meeting Right shall be entitled to attend any General Meeting, to address that meeting and, if the voting rights accrue to him, to exercise his voting rights. Persons with Meeting Right may be represented in a

General Meeting by a proxy authorised in writing.

21.2 At a meeting, each Person with Meeting Right or his representative must sign the attendance list. The chairperson of the meeting may decide that the attendance list must also be signed by other persons present at the meeting.

21.3 The Management Board members shall have the right to give advice in the General Meetings.

21.4 The chairperson of the meeting shall decide on the admittance of other persons to the meeting.

22 Chairperson and Secretary of the Meeting

22.1 The chairperson of a General Meeting shall be appointed by more than half of the votes cast by the persons with voting rights present at the meeting. Until such appointment is made, a Management Board member shall act as chairperson, or, if no Management Board member is present at the meeting, the eldest person present at the meeting shall act as chairperson.

22.2 The chairperson of the meeting shall appoint a secretary for the meeting.

23 Minutes and Recording of Shareholders' Resolutions

23.1 The secretary of a General Meeting shall keep minutes of the proceedings at the meeting. The minutes shall be adopted by the chairperson and the secretary of the meeting and as evidence thereof shall be signed by them.

23.2 The Management Board shall keep record of all resolutions adopted by the General Meeting. If the Management Board is not represented at a meeting, the chairperson of the meeting or the chairperson's representative shall ensure that the Management Board is provided with a transcript of the resolutions adopted, as soon as possible after the meeting. The records shall be deposited at the Company's office for inspection by the Persons with Meeting Right. Each of them shall be provided with a copy of or an extract from the records upon request.

24 Resolutions

24.1 Each Share confers the right to cast one (1) vote.

24.2 To the extent that the law or these articles of association do not require a qualified majority, all resolutions of the General Meeting shall be adopted by more than half of the votes cast.

24.3 If there is a tie in voting, the proposal shall be deemed to have been rejected.

24.4 If the formalities for convening and holding of General Meetings, as prescribed by law or these articles of association, have not been complied with, valid resolutions by the General Meeting may only be adopted in a meeting if all Persons with Meeting Right have consented to the decision-making process taking place and prior to the decision-making process, Management Board members have been given the opportunity to render advice.

24.5 No voting rights may be exercised in the General Meeting for any Share held by the Company or a subsidiary, nor for any Share for which the Company or a subsidiary holds the Depositary Receipts. However, pledgees and usufructuaries of Shares owned by the Company or a subsidiary are not excluded from exercising the voting rights, if the right of pledge or the usufruct was created before the Share was owned by the Company or such subsidiary.

The Company or a subsidiary may not exercise voting rights for a Share in which it holds a right of pledge or a usufruct.

25 Resolutions Without Holding Meetings

25.1 Shareholders' resolutions may also be adopted in a manner other than at a meeting, provided that all Persons with Meeting Right have given consent to such decision-making process in writing. The votes shall be cast in writing. Prior to the adoption of resolutions, Management Board members shall be given the opportunity to render advice.

25.2 For the purposes of Article 25.1 the requirement of votes to be cast in writing shall also be met in case the resolution is recorded in writing or electronically, indicating the manner in which each vote is cast and such resolution is signed by all Persons with Meeting Right.

25.3 As soon as the Management Board is acquainted with the resolution it shall keep record thereof and add such record to those referred to in Article 23.2.

26 Amendment Articles of Association

The General Meeting may resolve to amend these articles of association. When a proposal to amend these articles of association is to be made at a General Meeting, this must be stated in the notice of such meeting. Simultaneously, a copy of the proposal, including the verbatim text thereof, shall be deposited and kept available at the Company's office for inspection by the Persons with Meeting Right, until the end of the meeting.

27 Dissolution and Liquidation

27.1 The Company may be dissolved pursuant to a resolution to that effect by the General Meeting. When a proposal to dissolve the Company is to be made at a General Meeting this must be stated in the notice of such meeting.

27.2 If the Company is dissolved pursuant to a resolution of the General Meeting, the Management Board members shall become liquidators of the dissolved Company's property. The General Meeting may decide to appoint other persons as liquidators.

27.3 During liquidation, to the extent possible the provisions of these articles of association shall continue to apply.

27.4 The balance remaining after payment of the debts of the dissolved Company shall be transferred to the Shareholders in proportion to the aggregate nominal value of the Shares held by each.

End

The person appearing is known to me, civil law notary.

This deed was executed in Amsterdam, the Netherlands, on the date stated in the first paragraph of this deed. The contents of the deed have been stated and clarified to the person appearing. The person appearing has declared not to wish the deed to be fully read out, to have noted the contents of the deed timely before its execution and to agree with the contents. After limited reading, this deed was signed first by the person appearing and thereafter by me, civil law notary.

NOTE ABOUT TRANSLATION:

This document is an English translation of a document prepared in Dutch, which deed will be executed in the Dutch language. In preparing this document, an attempt has been made to translate as literally as possible without jeopardising the overall continuity of the text. The definitions in article 1.1 of this document are listed in the English alphabetical order which may differ from the Dutch alphabetical order. Inevitably, however, differences may occur in translation and if they do, the Dutch text will govern by law. In this translation, Dutch legal concepts are expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to concepts described by the English terms as such terms may be understood under the laws of other jurisdictions.